UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2024

Summit Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

910 Louisiana Street, Suite 4200

Houston, TX 77002

(Address of principal executive office) (Zip Code)

(Registrants’ telephone number, including area code): (832) 413-4770

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	SMLP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Indenture

On July 26, 2024, Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), Summit Midstream Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Summit Holdings” or the “Issuer”), certain of the Issuer’s subsidiaries (the “Subsidiary Guarantors” and, together with the Partnership, the “Guarantors”) and Regions Bank, as trustee and as collateral agent, entered into an indenture (the “Indenture”), pursuant to which the Issuer issued $575,000,000 in aggregate principal amount of the Issuer’s 8.625% Senior Secured Second Lien Notes due 2029 (the “New Notes”). The New Notes are guaranteed on a senior second-priority basis by the Partnership and certain of the Partnership’s existing and future subsidiaries and will initially be secured on a second-priority basis by substantially the same collateral that is pledged for the benefit of the Issuer’s lenders under the Amended and Restated ABL Facility (as defined below).

The Issuer has used, or intends to use, the net proceeds from the sale of the New Notes, together with cash on hand and borrowings under the Amended and Restated ABL Facility (i) to repurchase or redeem all of the 8.500% Senior Secured Second Lien Notes due 2026 (the “2026 Secured Notes”) and 5.75% Senior Notes due 2025 (the “2025 Notes”) issued by the Issuer and Summit Midstream Finance Corp., a Delaware corporation and a wholly owned subsidiary of the Issuer (“Finance Corp.”), (ii) to pay accrued and unpaid interest on the 2026 Secured Notes and the 2025 Notes and (iii) for general partnership purposes, including to pay fees and expenses associated with the offering of the New Notes and the 2026 Secured Notes Tender Offer (as defined below).

Interest and Maturity

The New Notes will mature on October 31, 2029, and interest on the New Notes is payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 2025, to holders of record on the February 1 and August 1 immediately preceding the related interest payment date, at a rate of 8.625% per annum.

Optional Redemption

At any time prior to July 31, 2026, the Issuer may, from time to time, redeem up to 40% of the aggregate principal amount of the New Notes at a redemption price of 108.625% of the principal amount of the New Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more equity offerings by the Partnership, provided that the redemption occurs within 180 days of the date of the closing of each such equity offering and at least 60% of the aggregate principal amount of the New Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (unless all New Notes are redeemed substantially concurrently). In addition, prior to July 31, 2026, the Issuer may redeem the New Notes, in whole at any time or in part from time to time, at a redemption price equal to the sum of (i) the principal amount thereof, plus (ii) the Make Whole Premium (as defined in the Indenture) at the redemption date, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date (as defined in the Indenture) that is on or prior to the redemption date). On or after July 31, 2026, the Issuer may redeem the New Notes, in whole at any time or in part from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the New Notes redeemed to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the periods indicated below:

YEAR	REDEMPTION PRICE
July 31, 2026 to July 30, 2027	104.313%
July 31, 2027 to July 30, 2028	102.156%
July 31, 2028 and thereafter	100.000%

Change of Control

If a Change of Control Triggering Event (as defined in the Indenture) occurs, each holder of the New Notes may require the Issuer to repurchase all or any part of that holder’s New Notes for cash at a price equal to 101% of the aggregate principal amount of the New Notes repurchased, plus any accrued and unpaid interest, if any, to, but excluding, the date of repurchase, on the New Notes repurchased (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Certain Covenants

The Indenture contains covenants that, among other things, limit the Issuer’s ability and the ability of the Partnership’s Restricted Subsidiaries (as defined in the Indenture) to: (i) incur, assume or guarantee additional indebtedness or issue certain convertible or redeemable equity securities; (ii) create liens to secure indebtedness; (iii) pay distributions or dividends on equity interests, redeem or repurchase equity securities or redeem junior lien, unsecured or subordinated indebtedness; (iv) make investments; (v) make distributions, loans or other asset transfers from the Partnership’s Restricted Subsidiaries; (vi) consolidate with or merge with or into, or sell all or substantially all of the Partnership’s properties to, another person; (vii) sell or otherwise dispose of assets, including equity interests in subsidiaries; and (viii) enter into transactions with affiliates.

Events of Default

The Indenture contains customary events of default, including, but not limited to:

●	default in any payment of interest on the New Notes, when due, which continues for 30 days;

●	default in payment when due of the principal of, or premium, if any, on the New Notes;

●	failure by the Partnership or any of its Restricted Subsidiaries to comply with certain of their respective obligations, covenants or agreements contained in the New Notes or the Indenture, subject to certain notice and grace periods;

●	failure of liens on collateral with a fair market value in excess of $25.0 million to be valid or enforceable for 30 days or the assertion by the Issuer or any Guarantor in any pleading that any such security interest is invalid and unenforceable;

●	failure by the Partnership or any of its Restricted Subsidiaries to pay indebtedness within any applicable grace period or the acceleration of any such indebtedness if the total amount of such indebtedness exceeds $75.0 million;

●	failure by the Partnership or any of its Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of $75.0 million, which judgments are not discharged, waived or stayed for a period of 60 days;

●	except as permitted by the Indenture, any guarantee of the New Notes is held in any judicial proceeding to be unenforceable or invalid, or ceases for any reason to be in full force and effect, or is denied or disaffirmed by a Guarantor; and

●	certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Issuer, the Partnership and certain of its subsidiaries (including its Restricted Subsidiaries) that, taken as a whole, would constitute a significant subsidiary of the Partnership.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of 8.625% Senior Secured Second Lien Note due 2029, which are filed with this Current Report on Form 8-K as Exhibit 4.1 and Exhibit 4.2, respectively.

Amended and Restated ABL Facility

Concurrently with the issuance of the New Notes, on July 26, 2024, Summit Holdings, as borrower, amended and restated its existing first-lien, senior secured credit agreement, with the Partnership, the subsidiaries party thereto, Bank of America, N.A., as agent, and the several lenders and other agents party thereto, consisting of a $500,000,000 asset-based revolving credit facility (the “Amended and Restated ABL Facility”), subject to a borrowing base comprised of a percentage of eligible accounts receivable of Summit Holdings and its subsidiaries that guarantee the Amended and Restated ABL Facility (collectively, the “Amended and Restated ABL Facility Subsidiary Guarantors”) and a percentage of eligible above-ground fixed assets including eligible compression units, processing plants, compression stations and related equipment of Summit Holdings and the Amended and Restated ABL Facility Subsidiary Guarantors.

Summit Holdings amended and restated its existing asset-based revolving credit facility pursuant to that certain Amended and Restated Loan and Security Agreement (the “New ABL Agreement”), dated as of July 26, 2024, by and among Summit Holdings, as borrower, the Partnership, the Amended and Restated ABL Facility Subsidiary Guarantors, Bank of America, N.A., as agent, and Bank of America, N.A., Royal Bank of Canada, Regions Capital Markets, TD Securities (USA) LLC, JPMorgan Chase Bank, N.A., Citizens Bank, N.A. and Truist Bank, collectively, as joint lead arrangers and joint bookrunners.

The Amended and Restated ABL Facility will mature on the earliest of (a) July 26, 2029, (b) July 31, 2029 if either (i) the outstanding amount of the New Notes (or any refinancing debt permitted under the Amended and Restated ABL Facility in respect thereof that has a final maturity date, scheduled amortization or any other scheduled repayment, mandatory prepayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the Amended and Restated ABL Termination Date (as defined below) (provided, that the terms of such permitted refinancing debt may (x) require the payment of interest from time to time and (y) include customary mandatory redemptions, prepayments or offers to purchase with proceeds of asset sales or upon the occurrence of a change of control)) on such date equals or exceeds $50,000,000 or (ii) the outstanding amount of such permitted refinancing debt described in clause (i) above on such date is less than $50,000,000 and Liquidity (as defined in the New ABL Agreement) at any time on or after such date is less than the sum of (A) such outstanding amount and (B) the greater of (1) 10% of the aggregate Commitments (as defined in the New ABL Agreement) then in effect and (2) $50,000,000 (and, for the avoidance of doubt, once the Amended and Restated ABL Termination Date occurs it may not be unwound as a result of Liquidity increasing on a subsequent date), and (c) any date on which the aggregate Commitments terminate thereunder (such date, the “Amended and Restated ABL Termination Date”).

Borrowings under the Amended and Restated ABL Facility will bear interest, at the election of Summit Holdings, at a SOFR-based rate or a base rate, in each case, plus an applicable borrowing margin based on the Total Net Leverage Ratio (as defined in the New ABL Agreement). The applicable margin for base rate loans will vary from 1.50% to 2.25% and the applicable margin for SOFR-based loans will vary from 2.50% to 3.25%, in each case, depending on the Total Net Leverage Ratio.

The Amended and Restated ABL Facility (together with certain Secured Bank Product Obligations (as defined in the New ABL Agreement)) will be jointly and severally guaranteed, on a senior first-priority secured basis (subject to permitted liens), by the Partnership, Summit Holdings and each of the Amended and Restated ABL Facility Subsidiary Guarantors.

The Amended and Restated ABL Facility restricts, among other things, Summit Holdings’ and its Restricted Subsidiaries’ (as defined in the New ABL Agreement) ability and the ability of certain of their subsidiaries to: (i) incur additional debt or issue preferred stock; (ii) make distributions or repurchase equity; (iii) make payments on or redeem junior lien, unsecured or subordinated indebtedness; (iv) create liens or other encumbrances; (v) make investments, loans or other guarantees; (vi) engage in transactions with affiliates; and (viii) make acquisitions or merge or consolidate with another entity. These covenants are subject both to a number of important exceptions and qualifications.

The Amended and Restated ABL Facility requires that Summit Holdings not permit (i) the First Lien Net Leverage Ratio (as defined in the New ABL Agreement) as of the last day of any fiscal quarter to be greater than 2.50:1.00, or (ii) the Interest Coverage Ratio (as defined in the New ABL Agreement) as of the last day of any fiscal quarter to be less than 2.00:1.00.

The Amended and Restated ABL Facility will contain certain events of default customary for instruments of this type. In the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization with respect to Summit Holdings, all outstanding Obligations (as defined in the New ABL Agreement) will become due and payable immediately without further action or notice and all commitments under the Amended and Restated ABL Facility will terminate.

Pursuant to the New ABL Agreement, the Obligations are (or, subject to post-closing periods for certain types of collateral, will be) generally secured by a first priority lien on and security interest in (subject to permitted liens), subject to certain exclusions and limitations set forth in the New ABL Agreement, (i) substantially all of the personal property of Summit Holdings and the Amended and Restated ABL Facility Subsidiary Guarantors, (ii) all equity interests in Summit Holdings and certain other entities, all debt securities and certain rights related to the foregoing, in each case, owned by the Partnership, (iii) Closing Date Gathering Station Real Property and Closing Date Pipeline Systems Real Property (each, as defined in the New ABL Agreement) and certain other material real property interests (including improvements thereon) of Summit Holdings and the Amended and Restated ABL Facility Subsidiary Guarantors as provided in the New ABL Agreement and (iv) all proceeds of the foregoing collateral.

The foregoing description of the New ABL Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New ABL Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Intercreditor Agreement

As previously disclosed, on November 2, 2021, Summit Holdings and the guarantors party thereto entered into an Intercreditor Agreement (as amended, restated, supplemented or otherwise modified, the “Intercreditor Agreement”) with Bank of America, N.A., as first lien representative and collateral agent for the initial first lien claimholders, and Regions Bank, as initial second lien representative for the initial second lien claimholders and collateral agent for the initial second lien claimholders. On July 26, 2024, in connection with and substantially concurrently with the entry into the New ABL Agreement, Bank of America, N.A. reaffirmed the Intercreditor Agreement pursuant to that certain Notice and Reaffirmation of Intercreditor Agreement, dated as of July 26, 2024 (the “ICA Reaffirmation”), and Regions Bank joined the Intercreditor Agreement as an additional second lien representative for the additional second lien claimholders and additional second lien collateral agent for the additional second lien claimholders. The Intercreditor Agreement establishes (i) a first-priority lien (subject to permitted liens) status for the liens on the collateral securing Summit Holdings’ existing asset-based revolving credit facility (and will apply to the Amended and Restated ABL Facility) and any additional first-lien indebtedness and (ii) a junior priority lien (subject to permitted liens) status for the liens on the collateral securing the 2026 Secured Notes and any additional second-lien indebtedness (including the New Notes).

The foregoing description of the ICA Reaffirmation does not purport to be complete and is qualified in its entirety by reference to the full text of the ICA Reaffirmation, which is filed with this Current Report on Form 8-K as Exhibit 10.2.

Item 1.02 Termination of a Material Definitive Agreement.

On July 17, 2024, the Issuer and Finance Corp. delivered a notice of redemption, conditioned upon the consummation of the offering of the New Notes, to the holders of the 2025 Notes to redeem all of the outstanding 2025 Notes at a redemption price of 100.000% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, August 16, 2024 (the “2025 Notes Redemption Date”), in accordance with the indenture governing the 2025 Notes (the “2025 Notes Indenture”). On July 26, 2024, in connection with the closing of the sale of the New Notes, the Issuer deposited with U.S. Bank Trust Company, National Association, as trustee under the 2025 Notes Indenture (the “2025 Notes Trustee”), funds in an amount sufficient to pay and discharge the outstanding principal amount of the 2025 Notes, plus accrued and unpaid interest to, but excluding, the 2025 Notes Redemption Date. Additionally, the Issuer and Finance Corp. irrevocably instructed the 2025 Notes Trustee to apply such funds to the full payment of the 2025 Notes on the 2025 Notes Redemption Date. Concurrently therewith, the Issuer and Finance Corp. elected to satisfy and discharge the 2025 Notes Indenture in accordance with its terms and the 2025 Notes Trustee acknowledged such discharge and satisfaction. As a result of the satisfaction and discharge of the 2025 Notes Indenture, the Issuer, Finance Corp. and the guarantors of the 2025 Notes have been released from their remaining obligations under the 2025 Notes Indenture.

On July 26, 2024, in connection with the closing of the sale of the New Notes, and following the settlement of the 2026 Secured Notes Tender Offer, the Issuer and Finance Corp delivered a notice of redemption to the holders of 2026 Secured Notes to redeem all of the 2026 Secured Notes remaining outstanding at a redemption price of 102.125% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, October 15, 2024 (the “2026 Secured Notes Redemption Date”), in accordance with the indenture governing the 2026 Secured Notes (the “2026 Secured Notes Indenture”). On July 26, 2024, the Issuer deposited with Regions Bank, as trustee under the 2026 Secured Notes Indenture (the “2026 Secured Notes Trustee”), funds in an amount sufficient to pay and discharge the outstanding principal amount of the 2026 Secured Notes, plus accrued and unpaid interest to, but excluding, the 2026 Secured Notes Redemption Date. Additionally, the Issuer and Finance Corp. irrevocably instructed the 2026 Secured Notes Trustee to apply such funds to the full payment of the 2026 Secured Notes on the 2026 Secured Notes Redemption Date. Concurrently therewith, the Issuer and Finance Corp. elected to satisfy and discharge the 2026 Secured Notes Indenture in accordance with its terms and the 2026 Secured Notes Trustee acknowledged such discharge and satisfaction. As a result of the satisfaction and discharge of the 2026 Secured Notes Indenture, the Issuer, Finance Corp. and the guarantors of the 2026 Secured Notes have been released from their remaining obligations under the 2026 Secured Notes Indenture.

This Current Report on Form 8-K is not an offer to buy, or a notice of redemption with respect to, the 2025 Notes, the 2026 Secured Notes or any other securities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 relating to the New Notes, the Indenture and the New ABL Agreement is contained in Item 1.01 of this Current Report on Form 8-K above and is incorporated into this Item 2.03 by reference.

Item 8.01 Other Events.

On July 23, 2024, the Partnership issued a press release announcing the results of the Issuer’s and Finance Corp.’s cash tender offer (the “2026 Secured Notes Tender Offer”) to purchase any and all of the 2026 Secured Notes. The Issuer and Finance Corp. accepted for payment $649,805,000 aggregate principal amount of 2026 Secured Notes validly tendered and not validly withdrawn in the 2026 Secured Notes Tender Offer and made payment for such 2026 Secured Notes on July 26, 2024 with the proceeds from the sale of the New Notes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Indenture, dated July 26, 2024, among Summit Midstream Holdings, LLC, as issuer, the guarantors party thereto and Regions Bank, as trustee and as collateral agent, pursuant to which the New Notes were issued.
4.2	Form of 8.625% Senior Secured Second Lien Note due 2029 (included as Exhibit A in Exhibit 4.1).
10.1*

Amended and Restated Loan and Security Agreement, dated as of July 26, 2024, by and among Summit Midstream Holdings, LLC, as borrower, Summit Midstream Partners, LP, the subsidiary guarantors party thereto from time to time, Bank of America, N.A., as agent, and Bank of America, N.A., Royal Bank of Canada, Regions Capital Markets, TD Securities (USA) LLC, JPMorgan Chase Bank, N.A., Citizens Bank, N.A. and Truist Bank, collectively, as joint lead arrangers and joint bookrunners.

10.2*

Notice and Reaffirmation of Intercreditor Agreement, dated as of July 26, 2024, among Bank of America, N.A., as first lien representative and collateral agent for the initial first lien claimholders, and Regions Bank, as initial second lien representative for the initial second lien claimholders and collateral agent for the initial second lien claimholders, acknowledged and agreed to by the grantors referred to therein.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

*	Certain of the schedules and exhibits to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

	By:	Summit Midstream GP, LLC (its general partner)

Dated: July 29, 2024	/s/ William J. Mault
William J. Mault, Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)